                                                                    EXHIBIT 8.1

                                [LETTERHEAD OF
                    MAYOR, DAY, CALDWELL & KEETON, L.L.P.]

                                 April 2, 1998

TransAmerican Waste Industries, Inc.
10554 Tanner Road
Houston, Texas 77041

Gentlemen:

  We have been requested by TransAmerican Waste Industries, Inc. ("Company") to render this opinion in connection with the transactions described in the letter from the Company which is attached to this letter as Exhibit A ("Company Tax Representation Letter"). Capitalized terms not otherwise defined herein shall have the same meanings given to them in Exhibit A.

  In connection with our opinion, we have examined and are familiar with the Agreement and Plan of Merger among USA Waste Services, Inc. ("USA Waste"), TransAmerican Acquisition Corp. ("Sub"), a wholly-owned subsidiary of USA Waste, and the Company ("the Merger Agreement"), and such other documents as we have deemed necessary or appropriate as a basis for the conclusions set forth below. We have relied, as to matters of fact, upon representations by the Company contained in the Company Tax Representation Letter and upon representations by USA Waste contained in the USA Waste Tax Representation Letter which is attached to this letter as Exhibit B and upon the assumptions contained herein. Without such representations, we would not render this opinion.

  In rendering the opinions set forth below, we have assumed that (1) the Merger will be consummated in the manner described in the Merger Agreement,
(2) the representations made in the Company Tax Representation Letter and USA Waste Tax Representation Letter are true and correct, and (3) all signatures on all documents we examined are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as photostatic copies are in conformity to the original documents.

  Based on the assumptions set forth above and upon our examination of the Merger Agreement and the relevant legal authorities, it is our opinion that the merger of Sub into the Company with the stockholders of the Company receiving USA Waste common stock will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that USA Waste, Sub and TransAmerican are each a party to a reorganization within the meaning of Section 368(b) of the Code. Accordingly, for federal income tax purposes, the Company stockholders will not recognize gain on the receipt of USA Waste common stock pursuant to the Merger Agreement. However, any realized gain may be recognized by the Company's stockholders to the extent of any cash received in the Merger or pursuant to the exercise of dissenters' rights.

  We do not express any opinion concerning the tax consequences of the Merger other than those expressly set forth above. We express no opinion with respect to the effect of any laws other than the federal income tax laws of the United States of America.

  This opinion is provided to you only and, without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by you and the stockholders of the Company, to whom you may provide a copy of this opinion letter. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement.

  The conclusions set forth above are based on our analysis of the law and express what counsel believes a court should properly hold if presented with such issue, but is not in any way binding on the Internal Revenue Service ("Service") or the courts. Our opinion is based on the Code and the regulations promulgated thereunder

TransAmerican Waste Industries, Inc.
April 2, 1998
Page 2

as currently existing and in effect, and court decisions and revenue rulings and procedures of the Service all as of the date of this letter. Any of the foregoing authorities is subject to change either prospectively or retroactively, and any such change could affect our opinion. This opinion is rendered as of the date hereof based on the facts in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments, which may be brought to our attention at a later date.

                                          Sincerely,

                                          /s/ Mayor, Day Caldwell & Keeton,
                                           L.L.P.
                                          Mayor, Day, Caldwell & Keeton,
                                           L.L.P.